Exhibit 16.1

November 11, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Commissioners:

We have read the statements made by Interstate Land Investors II Limited Partnership (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company’s Form 8-K report dated November 14, 2003. We agree with statements concerning our Firm in such Form 8-K.

Sincerely,

Faulkner and Thompson, P.A.

Attachment